Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-144905, 333-151158, 333-156026, and 333-171989) and Forms S-8 (Nos. 333-136206, 333-136207, and 333-168581) of Metalico, Inc. of our reports dated March 14, 2011 relating to our audits of the consolidated financial statements, and the effectiveness of internal control over financial reporting of Metalico, Inc., which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2010.

/s/ J. H. Cohn LLP

Roseland, New Jersey
March 14, 2011